Exhibit 99.1

November 10, 2008

Cytori Achieves 2nd Consecutive Quarter of Celution® System-Based Revenue Growth

Cytori Therapeutics (NASDAQ: CYTX), for the period ended September 30, 2008, achieved its second consecutive quarter of revenue growth since the Celution® System was introduced in the first quarter of 2008.

Sales of Celution System-based products increased to $2.3 million, compared to $1.4 million in the second quarter of 2008. Third quarter product revenues were derived entirely from the European approved Celution 800/CRS sales into the Asian and European plastic and reconstructive surgery markets and revenues recognized from the Celution-based StemSource® Cell Bank business. In addition, Cytori will recognize $0.4 million of revenue in the fourth quarter of 2008 for Celution System orders that were received and shipped during the third quarter of 2008. Gross margins for the third quarter of 2008 improved to 72% compared to 52% for the second quarter of 2008. Because Cytori launched the Celution® System this year, there are no comparable periods in 2007.

During the third quarter, Cytori reduced operating expenses, as compared to the same period in 2007 and the second quarter of 2008, through a decrease in research and development expenses and general and administrative expenses, offset by a planned increase in sales and marketing expenses. This trend is expected to continue due in part to cost containment measures enacted in the third quarter of 2008 and growing revenues.

In the third quarter, Cytori continued to broaden the Celution System installed base in Europe and Asia, which increases the potential for ongoing consumable revenue. In addition, Cytori entered into two StemSource Cell Bank sales agreements, one in Greece, for which revenue was mostly recognized in the third quarter of 2008, and another in Singapore, for which revenue recognition is dependent on required regulatory approval of the cell bank in Singapore. Cytori also further strengthened its intellectual property position through the receipt of one U.S. patent, which broadly protects Celution-based methods to create a cell-enhanced fat graft, and receipt of multiple patent allowances.

Cytori ended the third quarter with $15.6 million in cash and cash equivalents and accounts receivable. In addition, Cytori entered into a $15 million credit facility in October which provided the Company with increased flexibility to expand commercialization activities. $7.5 million of the facility has been funded, less fees and expenses, and Cytori will be able to access the remaining $7.5 million provided they meet certain financial prerequisites established by the Lenders.

Management Discussion

Cytori's management will host a conference call at 10:00 a.m. Eastern Standard Time today to discuss these results. The audio webcast of the conference call may be accessed under "Events & Webcasts" in the Investor Relations section of the Company's website at www.cytoritx.com. The webcast will be available live and by replay two hours after the call on the company's website and archived for 90 days. A telephone replay will be available for one week. To access the replay, please call +1 (303) 590-3000 (PIN: 11121933#).

About Cytori

Cytori's (NASDAQ: CYTX) goal is to be the global leader in regenerative medicine. The company is dedicated to providing patients with new options for reconstructive surgery, developing treatments for cardiovascular disease, and banking patients' adult stem and regenerative cells. The Celution(R) 800 System is being introduced in Europe into the reconstructive surgery market while the Celution(R) 900 System is being commercialized globally for cryopreserving a patient's own stem and regenerative cells. Clinical trials are ongoing in cardiovascular disease and planned for spinal disc degeneration, gastrointestinal disorders, and other unmet medical needs. www.cytoritx.com

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements include, but are not limited to, 1) our ability to recognize additional revenue in the fourth quarter from products shipped in the third quarter, 2) our ability to continue reducing operating expenses and increasing revenue, 3) our ability to grow consumable revenue as a result of an increased installed base, 4) our ability to recognize revenue from our cell banking agreement in Singapore, 4) the future protection of our intellectual property position and 5) our efforts to expand our commercialization activities.  These forward looking statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially.  Some of these risks and uncertainties include, but are not limited to, risks related to (a) our ability to secure sufficient operating capital, (b) the need for further financing, (c) our history of operating losses, (d) inherent risk and uncertainty in the protection of intellectual property rights and (e) the regulatory approval environment governing our products, as well as other risks and uncertainties described under the "Risk Factors" in Cytori’s Securities and Exchange Commission Filings. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.

CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
	As of September 30, 2008	As of December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$13,387,000	$11,465,000
Accounts receivable, net of allowance for doubtful accounts of $62,000 and $1,000 in 2008 and 2007, respectively	2,231,000	9,000
Inventories, net	1,436,000	—
Other current assets	1,053,000	764,000

Total current assets	18,107,000	12,238,000

Property and equipment, net	2,820,000	3,432,000
Investment in joint venture	344,000	369,000
Other assets	563,000	468,000
Intangibles, net	912,000	1,078,000
Goodwill	3,922,000	3,922,000

Total assets	$26,668,000	$21,507,000

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$6,627,000	$7,349,000
Current portion of long-term obligations	370,000	721,000

Total current liabilities	6,997,000	8,070,000

Deferred revenues, related party	17,974,000	18,748,000
Deferred revenues	2,446,000	2,379,000
Option liability	1,200,000	1,000,000
Long-term deferred rent	252,000	473,000
Long-term obligations, less current portion	112,000	237,000

Total liabilities	28,981,000	30,907,000

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; -0- shares issued and outstanding in 2008 and 2007	—	—
Common stock, $0.001 par value; 95,000,000 shares authorized; 31,128,341 and 25,962,222 shares issued and 29,255,507 and 24,089,388 shares outstanding in 2008 and 2007, respectively	31,000	26,000
Additional paid-in capital	160,086,000	129,504,000
Accumulated deficit	(155,636,000)	(132,132,000)
Treasury stock, at cost	(6,794,000)	(6,794,000)
Amount due from exercises of stock options	—	(4,000)

Total stockholders’ deficit	(2,313,000)	(9,400,000)

Total liabilities and stockholders’ deficit	$26,668,000	$21,507,000

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007

Product revenues:
Related party	$—	$—	$28,000	$792,000
Third party	2,319,000	—	3,848,000	—
	2,319,000	—	3,876,000	792,000

Cost of product revenues	648,000	—	1,383,000	422,000

Gross profit	1,671,000	—	2,493,000	370,000

Development revenues:
Development, related party	—	3,362,000	774,000	5,158,000
Development	—	—	—	10,000
Research grant and other	1,000	11,000	50,000	65,000
	1,000	3,373,000	824,000	5,233,000
Operating expenses:
Research and development	3,875,000	5,193,000	13,873,000	14,583,000
Sales and marketing	1,357,000	613,000	3,431,000	1,678,000
General and administrative	3,049,000	3,177,000	9,322,000	9,777,000
Change in fair value of option liabilities	200,000	—	200,000	100,000

Total operating expenses	8,481,000	8,983,000	26,826,000	26,138,000

Operating loss	(6,809,000)	(5,610,000)	(23,509,000)	(20,535,000)

Other income (expense):
Gain on sale of assets	—	—	—	1,858,000
Interest income	49,000	302,000	163,000	849,000
Interest expense	(19,000)	(33,000)	(60,000)	(128,000)
Other income (expense), net	(30,000)	18,000	(72,000)	(37,000)
Equity gain (loss) from investment in joint venture	(8,000)	(5,000)	(26,000)	1,000

Total other income (expense)	(8,000)	282,000	5,000	2,543,000

Net loss	(6,817,000)	(5,328,000)	(23,504,000)	(17,992,000)

Other comprehensive loss – unrealized holding loss	—	—	—	(1,000)

Comprehensive loss	$(6,817,000)	$(5,328,000)	$(23,504,000)	$(17,993,000)

Basic and diluted net loss per common share	$(0.24)	$(0.22)	$(0.90)	$(0.80)

Basic and diluted weighted average common shares	27,951,369	23,903,082	26,078,196	22,502,133